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Exhibit 10.21

[CyDex Pharmaceuticals, Inc. Letterhead]

May 6, 2008

Dr. Theron E. Odlaug

Dear Ted:

        I am very pleased to confirm our offer to you for the position of President and Chief Operating Officer of CyDex Pharmaceuticals, Inc. ("the Company" or "CyDex"). You will be a full time employee of the Company, although we have no objection to your continuing to serve on the boards of directors of Advance Life Sciences, Inc. and Wahl Clipper Corp. In this position, you will report directly to me. This letter states the complete terms and conditions of your offer. If you agree to these terms and conditions, please initial the bottom of each page and sign at the end of this letter in the spaces indicated.

        The major elements of your compensation package are as follows:

1.
Base Salary.    Your base salary will be $24,166.67 per month, less applicable deductions and withholding, and which annualizes to $290,000.00. Your first salary review will be January 1, 2009. You will be reviewed annually thereafter. The Compensation Committee will review and approve any increases and stock option awards and recommend those to the board.

2.
Annual Bonus.    You will be eligible to participate in the company's 2008 bonus plan. Payout is determined by the achievement of specific company and business objectives as well as satisfactory individual performance and will be prorated to reflect your hire date. The maximum bonus potential for this position is forty percent (40%). To be eligible for any bonus, you must be employed by the Company at the time any bonus amount is to be paid. Bonuses are not earned until they are approved in writing by Compensation Committee.

3.
Vacation.    You will be eligible for twenty-six (26) days of Personal Time Off (PTO) each year, pro-rated the first year. There are eight paid holidays.

4.
Stock Awards.    I will recommend to the Compensation Committee of the Board at their next meeting that you be granted an incentive stock option to purchase 1 million shares of CyDex common stock at an exercise price per share equal to the fair market value of the Company's common stock as determined by the Board on the date the Board approves and grants such option ("Option"). The vesting schedule and all terms, conditions, and limitations of the Option are set forth in a stock option grant notice, the Company's standard stock option agreement and the Company's 1997 Equity Compensation Plan, as amended.

5.
Board of Directors Seat.    We will recommend to the CyDex Board of Directors that you be elected as a member of the Board effective six (6) months after your start date. This will require Board and shareholder approval.

6.
Benefits.    All other benefits will be in accordance with our employee benefit plans.

7.
Confidentiality Agreement.    One of the conditions of your employment with the Company is the maintenance of the confidentiality of the Company's proprietary and confidential information. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company. You also should not bring onto the Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines described above. Before your start date, you must therefore execute the Company's Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement, which you will find as Attachment A. However, your commencement of employment shall constitute acceptance of all the terms and conditions in the Company's Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement.

8.
Start Date.    Approximately May 19, 2008 or as we may arrange.

9.
Severance.    In the event you are terminated by the Company without Cause within the first eighteen (18) months of your employment with the Company, and upon the execution of a general release of all claims by you in a form that is satisfactory to the Company ("Release"), you shall be entitled to receive severance pay in an amount equal to nine (9) months of your Base Salary in effect as of the termination. The severance payment shall be paid no later than March 15th following the year of such involuntary termination without cause, and is intended to be paid pursuant to the "short-term deferral rule" set forth in Treasury Regulation Section 1.409A-1(b)(4). For purposes of this offer letter, "Cause" shall mean any of the following: (i) indictment or conviction of any felony or any crime involving dishonesty or moral turpitude; (ii) participation in any fraud against CyDex or other dishonesty which is not the result of an innocent or inadvertent mistake by you with respect to the Company; (iii) continued willful violation of your obligations to CyDex after there has been delivered to you a written demand for performance from CyDex which describes the basis for its belief that you have not substantially satisfied your obligations to CyDex; (iv) damaging or misappropriating or attempting to damage or misappropriate any property of CyDex including intellectual property of CyDex; or (v) dissolution, liquidation, insolvency, bankruptcy or other financial inability of CyDex to meet its normal payroll obligations at the time of termination.

10.
Change-of-Control Agreement.    You will receive the same change of control agreement as other executives at CyDex. That agreement is included as Attachment B.

11.
Relocation.    The Company will relocate your family to the greater Kansas City area and provide reimbursement for periodic travel to and from Chicago and Kansas City as well as temporary living expenses in Kansas City. This includes reimbursement for expenses associated with selling your home in Illinois and purchasing a home in Kansas City, house hunting trips and movement and storage of household goods. Reimbursement will be capped at $100,000. This is based on an estimate of up to $60,000 for relocation expenses and up to $40,000 for temporary living expenses. For reimbursement purposes no distinction will be made between relocation expenses and temporary living expenses.

12.
This offer of employment is contingent upon your passing a pre-employment background check and drug test. You may not commence employment until the check and test have been completed and the results evaluated.

  Your employment with the Company will be "at-will." This means that either you or the Company may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The "at will" nature of your employment described in this offer letter shall constitute the entire agreement between you and the Company concerning the nature and duration of your employment. In addition, the fact that the rate of your salary or other compensation is stated in units of years or months and that your vacation and sick leave accrue annually or monthly does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period time.

13.
Miscellaneous.    This letter states the complete and exclusive terms and conditions of your employment and supersedes any and all prior agreements, whether written or oral. By joining the Company, you are agreeing to abide by all laws and regulations, all Company policies and procedures, to acknowledge in writing that you have read the Company's Employee Handbook and that you are bound by the terms and conditions of the Company's Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement. Violations of these policies may lead to immediate termination of employment. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

14.
Indemnification.    The Company hereby acknowledges and reaffirms its obligations to indemnify Employee to the extent set forth in Article VI of the Bylaws of the Company in effect as of the Effective Date of this Agreement and any subsequent versions thereof that are adopted during Employee's employment with the Company, which are incorporated by reference herein.

        Let me conclude by saying that the entire CyDex team, including the Board of Directors and me, are most anxious to have you join us. We look forward to the significant contributions that we are confident you will make. Upon acceptance of this offer, please return a signed copy of this letter to me in the enclosed, self-addressed envelope for our files. If you have any questions, please feel free to contact me at any time. My direct office number is 913-402-3550.

Sincerely,

/s/ JOHN SIEBERT

John Siebert
Chairman and CEO

ACCEPTED
/s/ THERON E. ODLAUG Theron E. Odlaug
May 6, 2008 Date

Attachment A—Company Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement
Attachment B—Change of Control Agreement

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  Exhibit 10.21